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                                                                    Exhibit 99.1
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                                 Press Release

OP-1 PMA Receives Not-Approvable Letter From FDA Curis Reports Stryker Corporation Announcement

CAMBRIDGE, Mass.--(BW HealthWire)--Jan. 30, 2001--Curis, Inc. (NASDAQ:CRIS - news) today reported an announcement from Stryker Corporation in which Stryker reported that it received a Not-Approvable Letter from the U.S. Food and Drug Administration (FDA) regarding its Pre-Market Approval (PMA) for OP-1 Implant(TM) for use in treating nonunion fractures of the tibia.

As reported by Stryker, the deficiencies cited relate primarily to the lack of statistical equivalence as compared to the control treatment of autograft in the clinical trial for tibial nonunions. The FDA has recommended that Stryker conduct a new study. Stryker has indicated that it intends to continue to pursue approval and seeks to hold a meeting with the FDA shortly to discuss the letter.

As previously reported, the Committee for Proprietary Medicinal Products (CPMP) has adopted a unanimous positive opinion to recommend the granting of marketing authorization for OP-1 as a drug in the European Union. Stryker has an application for market approval still pending in Australia and expects to be reviewed by the Australian Drug Evaluation Committee (ADEC) later this quarter. OP-1 is under license by Curis to Stryker Corporation for orthopaedic and periodontal indications in exchange for royalty payments as a percentage of sales.

Curis, Inc. is developing products based on technologies in the emerging field of regenerative medicine. The Company is combining insights gained through the study of developmental biology with high-throughput screening capabilities, proteins, cells and biocompatible materials to facilitate the development of new regenerative medicine therapies. For more information, please visit the Curis web site at http://www.curis.com.

The statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development, regulatory approval and commercialization, the impact of competitive products, patents, patent litigation, product liability, third party reimbursement, and other risks and uncertainties associated with the biotechnology industry. For additional factors that could cause actual results to differ materially, please refer to the risk factors section of the Curis Registration Statement filed on Form S-1 with the Securities and Exchange Commission on December 19, 2000 and Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on December 6, 2000.